Exhibit 10.4

June 25, 2020

Francesca’s Collections, Inc.

8760 Clay Road, Suite 100

Houston, Texas 77080

Attention: Cindy Thomassee

E-Mail: [*]

Facsimile No: 713-863-0098

Re:	Term Loan Credit Agreement, dated as of August 13, 2019 (as amended by that certain letter agreement dated as of May 1, 2020, the “Credit Agreement”), among Francesca’s Services Corporation, a Texas corporation (“FSC”), Francesca’s Collections, Inc., a Texas corporation (“FCI”, and together with FSC, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and Tiger Finance, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all terms used herein which are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

1.            Borrower Request. The Borrowers have advised the Administrative Agent and the Lender that a Default has occurred and is continuing under clause (e)(i)(A) of Article 7 of the Credit Agreement on account of the Borrowers failure to deliver the financial statements required by Section 5.01(b) of the Credit Agreement for the Fiscal Quarter ending on or about April 30, 2020 by the due date therefor (the “Specified Default”). The Borrowers have requested that the Administrative Agent and the Lender enter into this letter agreement (this “Letter Agreement”) to (i) waive the Specified Default and (ii) amend the Credit Agreement to (x) lower the Liquidity trigger in the definitions of Dominion Event Date and Dominion Termination Date from $15,000,000 to $10,000,000 for sixty (60) days after the date hereof, (y) remove the requirement in the definition of Liquidity that Qualified Cash not exceed 80% of total Liquidity for that same sixty (60) day period and (z) grant the Borrowers a forty-five (45) day extension on the requirement to deliver the financial statements required by Section 5.01(b) of the Credit Agreement for the Fiscal Quarter ending on or about April 30, 2020.

2.            Limited Waiver. Subject to the conditions precedent set forth in Section 5 below, and in reliance on the representations, warranties, covenants and other agreements contained in this Letter Agreement, the Administrative Agent and the Lender hereby agree to waive the Specified Default. Except as expressly provided herein, nothing contained herein shall be deemed a consent to, or waiver of, any other action or inaction of the Borrowers or any of the other Loan Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or Event of Default under the Credit Agreement or any other Loan Document. The Administrative Agent and the Lender shall have no obligation to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document, and the parties hereto agree that the waiver provided herein shall constitute a one-time limited waiver and shall not constitute a course of dealing among the parties or waive, affect or diminish any right of the Administrative Agent and the Lender to demand strict compliance with the Credit Agreement and the other Loan Documents.

3.            Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 5 below, each of the Loan Parties, the Administrative Agent and the Lender hereby agrees that the Credit Agreement shall be amended as of the date hereof as follows:

(a)           The following definitions contained in Section 1.01 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:

“Dominion Event Date” means (a) the date of the occurrence of any Event of Default or (b) any date on which Liquidity is less than $15,000,000 (or, from the June 2020 Letter Agreement Effective Date until August 24, 2020, $10,000,000).

“Dominion Termination Date” means, the first day after any period of three full fiscal months of the Borrowers occurring after a Dominion Event Date, during which (a) no Event of Default exists and (b) (x) Liquidity on each day during such period is greater than or equal to $15,000,000 (or, from the June 2020 Letter Agreement Effective Date until August 24, 2020, $10,000,000), and (y) Borrowers’ sales revenues for such three fiscal month period are greater than or equal to 85% of the amount set forth for such period in the Sales Plan.

“Liquidity” means, on any date of determination, an amount equal to the sum of (i) Combined Borrowing Base Availability, plus (ii) Qualified Cash, less (iii) the amount of all unpaid judgments rendered against the Loan Parties (other than judgments covered by insurance as to which the insurer has acknowledged coverage in writing); provided, that the amount of Qualified Cash included in the calculation of Liquidity on any date of determination shall not exceed 80% of total Liquidity on any such date. Notwithstanding anything to the contrary herein, the requirement that Qualified Cash not exceed 80% of total Liquidity on any such date shall not apply from the June 2020 Letter Agreement Effective Date until August 24, 2020.

“Loan Documents” means, collectively, this Agreement, the First Amendment, the May 1, 2020 Letter Agreement, the June 25, 2020 Letter Agreement, the Intercreditor Agreement, the Perfection Certificate, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, each Obligation Guaranty (if any), and all other agreements, instruments, documents, and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, and notices. Any reference in this Agreement or any other Loan Document to a Loan Document will include all appendices, exhibits, or schedules thereto, and all amendments, restatements, supplements, or other modifications thereto, and will refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

(b)           Section 1.01 of the Credit Agreement is amended to add thereto in alphabetical order the following definitions which shall read in full as follows:

“June 25, 2020 Letter Agreement” means that certain letter agreement dated as of June 25, 2020 (such date, the “June 2020 Letter Agreement Effective Date”), by and among the Loan Parties, the Administrative Agent and the Lenders.

“May 1, 2020 Letter Agreement” means that certain letter agreement dated as of May 1, 2020, among the Loan Parties, the Administrative Agent and the Lenders.

(c)            Section 5.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(b)            within 45 days (or, for the Fiscal Quarter ending on or about April 30, 2020, 90 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year of FHC, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of FHC and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided that to the extent any such information is included in Form 10-Q for FHC and its consolidated subsidiaries, delivery of such Form 10-Q will satisfy the delivery requirement specified in this clause (b) with respect to such information);

4.            Representations and Warranties; Ratifications and Affirmations of the Loan Parties. To induce the Administrative Agent and the Lender to enter into this Letter Agreement, each of the Loan Parties hereby represents and warrants to the Lender and the Administrative Agent as follows:

(a)          After giving effect to this Letter Agreement, each representation and warranty of each of the Loan Parties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects on and as of the date hereof, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties are true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) is true and correct in all respects.

(b)          After giving effect to this Letter Agreement, no Default or Event of Default exists.

(c)          The execution, delivery and performance by each Loan Party of this Letter Agreement: (a) are within such Loan Party’s limited liability company, limited partnership or corporate power, as applicable, (b) have been duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (d) do not violate any Requirement of Law applicable to such Loan Party or any of its Subsidiaries, (e) do not constitute a default under any material agreement binding upon the Loan Parties, except such as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (f) will not result in the creation or imposition of any Lien upon any of the assets of the Loan Parties except for Permitted Encumbrances and Liens created pursuant to the Loan Documents.

(d)          This Letter Agreement constitutes the valid and binding obligation of the Loan Parties enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Each of the Loan Parties hereby expressly (x) ratifies and affirms its obligations under the Credit Agreement and the other Loan Documents to which it is a party and (y) acknowledges the validity, enforceability and binding effect against such Loan Party of the Credit Agreement and each other Loan Document to which such Loan Party is a party, in each case, as amended or otherwise modified hereby. All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby. The Loan Parties hereby extend the Liens securing the Secured Obligations until the Secured Obligations have been Paid in Full, and agree that the amendments and waivers herein contained shall in no manner affect or impair the Secured Obligations or the Liens securing payment and performance thereof, all of which are ratified and confirmed.

5.            Conditions Precedent. The effectiveness of this Letter Agreement is subject to the Administrative Agent’s receipt of (a) executed counterparts of this Letter Agreement from each Loan Party and the Lender, and (b) an executed copy of a letter agreement in form and substance reasonably satisfactory to the Administrative Agent from the Revolver Agent and the requisite Revolver Lenders under the Revolver Loan Agreement waiving the Specified Default and any related default or event of default under Revolver Loan Agreement as a result thereof.

6.            Miscellaneous. The parties hereto hereby agree that (a) this Letter Agreement may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Letter Agreement until a counterpart hereof has been executed by each of the Loan Parties and the Lender; by fax or other electronic transmission (e.g., “.pdf”) shall be effective as originals, (b) THIS LETTER AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES REGARDING THE MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES AND THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, (c) this Letter Agreement constitutes a “Loan Document” under and as defined in Section 1.01 of the Credit Agreement, and (d) this Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Please evidence your agreement to each of the provisions of this Letter Agreement by executing a counterpart hereof where indicated and returning a fully executed counterpart.

[Signature Pages Follow]

THE BORROWERS:	FRANCESCA’S SERVICES CORPORATION

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: Chief Financial Officer

FRANCESCA’S COLLECTIONS, INC.

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: Chief Financial Officer

OTHER LOAN PARTIES:	FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: Chief Financial Officer

FRANCESCA’S LLC

By:	/s/ Cindy Thomassee
Name: Cindy Thomassee
Title: Chief Financial Officer

[Signature Page to Letter Agreement – Francesca’s]

TIGER FINANCE, LLC, as the Administrative Agent,

By:	/s/ Andrew Babcock
Name: Andrew Babcock
Title: Managing Director

[Signature Page to Letter Agreement – Francesca’s]

TIGER FINANCE, LLC, as the Lender,

By:	/s/ Andrew Babcock
Name: Andrew Babcock
Title: Managing Director

[Signature Page to Letter Agreement – Francesca’s]